EXHIBIT 99.1
INVESTIGATOR PRESENTS UPDATE ON PHASE III NEXAVAR® TRIAL IN PATIENTS WITH ADVANCED KIDNEY CANCER
Contact:
Julie Wood
510-597-6505
PARIS—Nov. 3, 2005—Bayer Pharmaceuticals Corporation (NYSE: BAY) and Onyx Pharmaceuticals, Inc. (Nasdaq: ONXX) today reported that Dr. Bernard Escudier provided an update on the Nexavar® (sorafenib tosylate) Tablets Phase III trial in patients with advanced renal cell carcinoma (RCC), or kidney cancer during the thirteenth European Cancer Conference (ECCO). Dr. Escudier is the Head of Immunotherapy and Innovative Therapy Unit at the Gustave-Roussy Institute, Paris and co-principal investigator of the study along with Ronald Bukowski, M.D., Director of the Experimental Therapeutics Program of The Cleveland Clinic Taussig Cancer Center, Cleveland, OH.
Dr. Escudier reported, based on an interim analysis, that there was an estimated 39 percent improvement in survival for patients receiving Nexavar versus those receiving placebo (p=0.018, hazard ratio 0.72). According to Dr. Escudier, “These data build on the previously announced finding that disease progression was significantly delayed in advanced kidney cancer patients who received Nexavar. As a clinician who regularly sees individuals suffering from this disease, I am encouraged by this growing body of data and what they may mean for patients and their families.”
This interim analysis was conducted while the study was ongoing and soon after the Bayer and Onyx decision to allow patients receiving placebo to “cross over” to treatment with Nexavar based on ethical considerations. The analysis was based on the 220 survival events (patient deaths) that had occurred by May 31, 2005. The final survival analysis, which is planned when 540 events have occurred, is not expected for some time. Therefore, while the findings of the interim analysis did not reach statistical significance (p is less than 0.0005), these early results suggest a favorable survival trend for patients who received Nexavar.
Phase III Summary
 In June 2005, Dr. Escudier presented data from the same study, which demonstrated that Nexavar significantly prolonged progression-free survival. As independently reviewed, progression-free survival was doubled to a median value of 24 weeks in patients who received Nexavar as compared to 12 weeks for patients receiving placebo (p is less than 0.000001). In addition, 74 percent of Nexavar patients had tumor shrinkage as compared to 20 percent of placebo patients.
Based on the statistical and clinical significance of the progression-free survival data, Bayer and Onyx filed a New Drug Application (NDA) in July 2005 requesting approval in advanced renal cell cancer by the U.S. Food and Drug Administration (FDA). Subsequently, the FDA granted the Nexavar filing priority review status, which means the agency will review the application with a goal of taking action within six months of receipt of the NDA. Additionally in September 2005, a Marketing Authorization Application (MAA) was submitted to the European Medicines Agency (EMEA) to market Nexavar in Europe.
In the Phase III trial, the rate of significant adverse events (grade 4) was comparable for patients receiving Nexavar or placebo. Grade 3 adverse events were modestly elevated in the Nexavar-treated group (31 percent) as compared to placebo patients (22 percent). Drug-related adverse events (all grades) were consistent with those observed in previous clinical trials and included: rash, diarrhea, hand foot syndrome, hair loss, itching, nausea, hypertension, and fatigue.
Phase III Trial Design
 More than 900 patients with advanced kidney cancer participated in the international Phase III study. Patients were randomized one-to-one to receive either 400 mg Nexavar or placebo twice a day. The endpoints of the study include: overall survival, progression-free survival, best response, quality of life (patient-related outcomes), and safety. In April 2005, the study was modified to allow patients who were receiving placebo to “cross over” to drug treatment based on the magnitude of the progression-free survival benefit for Nexavar-treated patients.
About Nexavar
 Nexavar® (sorafenib tosylate) Tablets, a novel investigational agent, is the first oral multi-kinase inhibitor that targets kinases in both the tumor cell and its vasculature. In preclinical models, Nexavar blocked kinases known to be involved in proliferation (tumor growth) and angiogenesis (tumor blood supply) — two important cancer growth activities. These kinases included RAF kinase, VEGFR-2, VEGFR-3, PDGFR-B, KIT, FLT-3, and RET.
About Onyx Pharmaceuticals, Inc.
 Onyx Pharmaceuticals, Inc. is engaged in the development of novel cancer therapies that target the molecular basis of cancer. With its collaborators, the company is developing small molecule drugs, including Nexavar with Bayer Pharmaceuticals Corporation. For more information about Onyx’s pipeline and activities, visit the company’s web site at: www.onyx-pharm.com.
About Bayer Pharmaceuticals Corporation
 Bayer Pharmaceuticals Corporation (www.bayerpharma.com) is part of the worldwide operations of Bayer HealthCare AG, a subgroup of Bayer AG.
Bayer HealthCare, with sales of approximately 8.5 billion Euro in 2004, is one of the world’s leading, innovative companies in the health care and medical products industry. The company combines the global activities of the divisions Animal Health, Biological Products, Consumer Care, Diagnostics and Pharmaceuticals. Bayer HealthCare employed 35,300 people worldwide in 2004.
Our aim is to discover and manufacture innovative products that will improve human and animal health worldwide. Our products enhance well-being and quality of life by diagnosing, preventing and treating disease.
Forward Looking Statements
 This news release contains forward-looking statements based on current assumptions and forecasts made by Bayer Group management. Various known and unknown risks, uncertainties and other factors could lead to material differences between the actual future results, financial situation, development or performance of the company and the estimates given here. These factors include those discussed in Bayer’s public reports filed with the Frankfurt Stock Exchange and with the U.S. Securities and Exchange Commission (including its Form 20-F). Bayer assumes no liability whatsoever to update these forward-looking statements or to conform them to future events or developments.
This news release also contains “forward-looking statements” of Onyx within the meaning of the federal securities laws. These forward-looking statements include without limitation, statements regarding the interpretation of the interim survival analysis and subsequent final analysis, the timing and outcome of regulatory processes, and the commercialization efforts of Nexavar. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Reference should be made to Onyx’s Annual Report on Form 10-K for the year ended December 31, 2004, as amended, filed with the Securities and Exchange Commission under the heading “Additional Business Risks” and Onyx’s Quarterly Reports on Form 10-Q for a more detailed description of such factors. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. Onyx undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.